Aug. 5, 2010

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS MULTI-YEAR RENEWAL AGREEMENT WITH MANITOBA
LIQUOR CONTROL COMMISSION

•	Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed a multi-year renewal agreement with Manitoba Liquor Control Commission (MLCC) as a sponsor in Alliance Data’s Canadian loyalty business, AIR MILES® Reward Program. A sponsor since 1998, this agreement represents the fourth time since MLCC joined the program that it has renewed its participation.

•	The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

•	Manitoba Liquor Control Commission (MLCC) is an agency of the Province of Manitoba mandated with regulating, distributing and the sale of beverage alcohol in the province. Established in 1923, the MLCC is charged with the administration of The Liquor Control Act, including the general control, management and supervision of all liquor stores. The Act also empowers the MLCC to buy, import and sell liquor; control the possession, sale, transportation and delivery of liquor in accordance with the Act; and to determine the places in the province in which liquor stores will be established. The MLCC generates revenue for the provincial government to support programming in education, health care, social services and community projects.

•	With annual sales of more than (CDN)$580 million in fiscal 2009 and 50 stores across Manitoba, MLCC returned record profits of (CDN)$229.2 million to the Government of Manitoba for fiscal 2009.

•	The multi-year renewal between AIR MILES Reward Program and MLCC reflects both the continued soundness of the AIR MILES reward miles’ value proposition and the positive impact such a long-term partnership delivers to the MLCC and its stakeholders.

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